Exhibit 99

                                        Contact:  Paul E. Mason
January 14, 2004             Vice President - Corporate Affairs
FOR IMMEDIATE RELEASE                 Jefferson Pilot Financial
                                                   336-691-3313

JEFFERSON PILOT FINANCIAL TO ACQUIRE CANADA LIFE'S U.S. GROUP INSURANCE DIVISION GREENSBORO, N.C., January 14, 2004 - Jefferson-Pilot Corporation (NYSE:JP) today announced that it has agreed to acquire the U.S group life, disability and dental business of The Canada Life Assurance Company, an indirect subsidiary of Great-West Lifeco Inc. (TSX:GWO). The reinsurance transaction is expected to close during the first quarter of 2004, following regulatory approvals. Jefferson Pilot will be making a commitment of approximately $200 million to the business, and the transaction is expected to provide Jefferson Pilot modest earnings accretion over the next 12 months after financing and transition costs, and to be more accretive in following years.
The Atlanta-based business will become part of Jefferson Pilot's Benefit Partners group insurance operation, which is based in Omaha, Neb. As a result of the transaction, on a pro forma basis the combined operations would rank seventh in new sales of group life insurance, sixth in long-term disability insurance sales and fifth in short-term disability insurance sales, based on third quarter 2003 LIMRA rankings. Following the acquisition, Jefferson Pilot will be positioned with approximately $1 billion of group life, disability and dental insurance premium, one-third of which is from the acquisition.
Jefferson Pilot Financial President Dennis R. Glass said, "This acquisition achieves our near-term objectives of increasing distribution breadth and manufacturing scale to continue generating strong and profitable organic growth in the group insurance business."
William T. McCallum, co-President and Chief Executive Officer of Great-West Lifeco and President and Chief Executive Officer of Denver, Colo.-based Great-West Life & Annuity Insurance Company, said, "We are pleased that Canada Life's U.S. group customers will be moving to Jefferson Pilot, a company with strong financial ratings and a commitment to the Jefferson Pilot/Canada Life
Page 2

group life, disability and dental market. This sale will allow Great-West Life & Annuity to continue to focus on its core healthcare and retirement services businesses, and to redirect freed up capital back into these businesses."
Robert D. Bates, President of Jefferson Pilot Benefit Partners, will lead the integration of Canada Life's U.S. Group Insurance Division with Jefferson Pilot Benefit Partners.
"Both Canada Life and Jefferson Pilot Benefit Partners are committed to working together to assure a smooth and efficient transition to Jefferson Pilot for Canada Life's current group customers, distribution systems and home office employees," Bates said. "Canada Life's business strategy and market position is very consistent with Jefferson Pilot's rapidly growing employee benefits business, and its distribution network will blend nicely with Jefferson Pilot Benefit Partners and will accelerate our planned expansion. This combination will enable us to further leverage our unique business model and technology platform which provides online, real-time services to our customers, and will further enhance the fixed expense advantage we have in this business." Conference Call
Jefferson Pilot senior management will discuss the transaction in a conference call on Wednesday, Jan.14 at 11 a.m. (EST). The conference call may be accessed via Jefferson Pilot's Internet homepage http://www.jpfinancial.com by selecting Investor Relations and the link provided. A replay of the call will be provided through Wednesday, Jan. 21, 2004.
Jefferson Pilot Financial
Jefferson-Pilot Corporation, a holding company (NYSE:JP), is one of the nation's largest shareholder-owned life insurance companies. Jefferson Pilot Financial's life insurance and annuity companies, principally Jefferson-Pilot Life Insurance Company, Jefferson Pilot Financial Insurance Company and Jefferson Pilot LifeAmerica Insurance Company, offer full lines of individual life insurance and group life, disability and dental insurance products, in addition to annuity and investment products. Jefferson-Pilot Communications Company owns and operates three network television stations and 17 radio stations, and produces and syndicates sports programming. Additional information on Jefferson Pilot Financial can be found at www.jpfinancial.com.

This release includes forward-looking statements, and any forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that could affect our actual results significantly. These risks and uncertainties include, among others, general economic conditions, the impact on the economy of any further terrorist activities or any U.S. military engagements, and interest rate levels, changes and fluctuations, all of which can impact our sales, investments, and earnings; our failure to successfully complete the integration of our recently announced group acquisition; competitive factors, including pricing pressures, technological developments, new product offerings, and the emergence of new competitors; changes in federal and state taxes; changes in the regulation of the financial services industry; or changes in other laws and regulations and their impact. We undertake no obligation to publicly correct or update any forward-looking statements. Readers are advised to consult any further disclosures we make on related subjects in our press releases and filings with the SEC; in particular, see the section entitled "External Trends and Forward Looking Information," and other sections it may reference, in our most recent 10-K report to the SEC, as it may be updated in our subsequent 10-Q and 8-K reports